- --------------------------------------------------------------------------------


                      CONTRIBUTION AND EXCHANGE AGREEMENT


                         Dated as of September 22, 1995

                                     among

                               TIME WARNER INC.,

                                    TW INC.,

                          TCI TURNER PREFERRED, INC.,

                           LIBERTY MEDIA CORPORATION

                                      AND

                           LIBERTY BROADCASTING, INC.



- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
ARTICLE I
           DEFINITIONS AND CONSTRUCTION
           1.1  Certain Definitions...............................    2
           1.2  Additional Definitions............................    7
           1.3  Terms Generally...................................    8

ARTICLE II
           THE CONTRIBUTION

           2.1  Right to Make Contribution........................    9
           2.2  Closing...........................................    9
           2.3  Exchange of Certificates..........................    9
           2.4  Effectiveness of the Contribution.................    9
           2.5  Scheduled Closing Date; Changes in Election.......    9
           2.6  Assignment and Delegation of this Agreement.......   10

ARTICLE III
           CERTAIN POST-CLOSING COVENANTS
           3.1  Obligation of TCITP to Indemnify; TCI Guarantee...   10
           3.2  Refunds...........................................   11
           3.3  Final Returns.....................................   11
           3.4  Conduct of Audits and Disputes....................   11
                (a)  Contest Rights...............................   11
                (b)  Claims Controlled by TCITP...................   12
                (c)  Claims Controlled by Holdco..................   12
                (d)  Contests Involving Multiple Issues...........   12
                (e)  Notice; Cooperation..........................   12
                (f)  Payment......................................   13
                (g)  Obligations of Tax Indemnified Party.........   13
           3.5  Carrybacks........................................   13
           3.6  LMC Agreement; Covered TW Securities..............   13
           3.7  No Liquidation....................................   13

ARTICLE IV

           REPRESENTATIONS AND WARRANTIES
           4.1  Representations and Warranties of LMC Parent,
                  TCITP and LBI...................................   14
                (a)  Organization, Standing and Corporate Power...   14
                (b)  Ownership of TBS Shares......................   14
                (c)  Capital Structure............................   14
                (d)  Authority; Noncontravention..................   15


                (e)  Assets and Liabilities.......................   16
                (f)  Litigation...................................   16
                (g)  Brokers......................................   16
                (h)  Taxes........................................   17
                (i)  Compliance with Laws.........................   17
                (j)  Consolidated Return..........................   17
                (k)  ERISA Compliance.............................   17
           4.2  Representations and Warranties of TW
                  Parent and Holdco...............................   18
                (a)  Organization, Standing and Corporate Power...   18
                (b)  Authority; Noncontravention..................   18
                (c)  Litigation...................................   19
                (d)  Voting Requirements..........................   20
                (e)  Brokers......................................   20
                (f)  Holdco Charter...............................   20

ARTICLE V

           CERTAIN COVENANTS
           5.1  Conduct of Business...............................   20
                (a)  Business of UCTI.............................   20
                (b)  Assumption; Indemnification..................   21
                (c)  Certain Actions by UCTI......................   21
                (d)  Advice of Changes............................   21
           5.2  Access to Information.............................   21
           5.3  Confidentiality...................................   21
           5.4  Reasonable Efforts; Notification..................   22
           5.5  Public Announcements..............................   23
           5.6  Fees and Expenses.................................   23
           5.7  Stock Exchange Listing............................   23
           5.8  Tax Treatment.....................................   24
           5.9  Transfer and Real Property Transfer Gains Taxes...   24

ARTICLE VI

           CONDITIONS PRECEDENT
           6.1  Conditions to Each Party's Obligation To Effect
                  Contribution....................................   24
                (a) Antitrust.....................................   24
                (b) No Injunctions or Restraints..................   24
                (c) Consummation of the Mergers...................   25
           6.2  Conditions to Obligations of Holdco...............   25
                (a) Representations and Warranties................   25
                (b) Performance of Obligations....................   25
                (c) No Litigation.................................   25
           6.3  Right of LMC Parent to Withdraw Contribution
                  Election........................................   25


ARTICLE VII

           TERMINATION, AMENDMENT AND WAIVER
           7.1  Termination.......................................   26
           7.2  Effect of Termination.............................   26
           7.3  Amendment.........................................   26
           7.4  Extension; Waiver.................................   26

ARTICLE VIII

           GENERAL PROVISIONS
           8.1  Non-survival of Representations and Warranties....   27
           8.2  Notices...........................................   27
           8.3  Descriptive Headings..............................   28
           8.4  Counterparts......................................   28
           8.5  Entire Agreement; No Third-Party Beneficiaries....   28
           8.6  Governing Law.....................................   28
           8.7  Assignment........................................   29
           8.8  Enforcement.......................................   29
           8.9  Waivers...........................................   29


SCHEDULES

     Schedule 4.1(f)    --    Litigation (LMC Parent)
     Schedule 4.2(b)    --    No Conflicts (TW Parent)
     Schedule 4.2(c)    --    Litigation (TW Parent)


                              CONTRIBUTION AND EXCHANGE AGREEMENT dated as of
                         September 22, 1995, among TIME WARNER INC., a Delaware corporation ("TW Parent"), TW INC., a Delaware corporation and direct wholly-owned subsidiary of TW Parent ("Holdco"), LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC Parent"), TCI TURNER PREFERRED, INC., a Colorado corporation ("TCITP"), and LIBERTY BROADCASTING, INC., an Oregon corporation and direct wholly-owned subsidiary of TCITP ("LBI").


                                    Recitals
                                    --------

          A. Reference is made to that certain Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, and as amended by Amendment No. 1 thereto dated as of August 8, 1996 (the "Merger Agreement"), among TW Parent, Holdco, Time Warner Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Holdco ("Delaware Sub"), TW Acquisition Corp., a Georgia corporation and direct wholly-owned subsidiary of Holdco ("Georgia Sub"), and Turner Broadcasting System, Inc., a Georgia corporation ("TBS").

          B. The Merger Agreement provides for the merger of Delaware Sub into TW Parent (the "TW Merger") and the simultaneous merger of Georgia Sub into TBS (the "TBS Merger" and, collectively with the TW Merger, the "Mergers"), in a transaction in which the outstanding capital stock of TW Parent and TBS, respectively, will be converted into capital stock of Holdco, and each of TW Parent and TBS will become a direct wholly-owned subsidiary of Holdco. The Mergers are intended to qualify as tax-free exchanges pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

          C. Reference is also made to that certain Second Amended and Restated LMC Agreement dated as of September 22, 1995 (the "LMC Agreement"), among TW Parent, Holdco, LMC Parent, TCITP and certain subsidiaries of TCITP named therein (TCITP and such subsidiaries, collectively, the "Shareholders"). TCITP is a direct wholly-owned subsidiary of LMC Parent. The LMC Agreement provides for, among other things, the Shareholders to vote all shares of TBS capital stock owned by the Shareholders in favor of the TBS Merger.

          D. In order to induce LMC Parent, TCITP and the other Shareholders to enter into the LMC Agreement, TW Parent and Holdco have agreed to enter into this Agreement, which provides for, among other things, the Contribution Election and the Contribution described herein.

          E. The TBS Merger is also subject to the condition that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired. In connection therewith, TW Parent, TBS, Tele-Communications, Inc., a Delaware corporation ("TCI"), and LMC
                                                                 ---
Parent have entered into an Agreement Containing Consent Order (the "ACCO")
                                                                     ----
dated as of August     , 1996, with the Federal Trade Commission (the "FTC"),
                                                                       ---
which contemplates the issuance of an Order (the ACCO, together with such Order and the Interim Agreement attached as Appendix I to the ACCO, in each case as the same may be amended or modified from time to time hereafter, the "FTC
                                                                      ---
Consent Decree").
- --------------

          F. This Agreement is the Contribution and Exchange Agreement contemplated by the LMC Agreement.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

          1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the corresponding meanings:

          "Additional Agreements" means the LMC Agreement, the Registration
           ---------------------
Rights Agreement, the First Refusal Agreement, the Distribution Contract, the SSSI Agreement, the Rights Amendment (if entered into), the SportSouth Agreement, the Sunshine Agreement and the Program and Digitization Agreement.

          "Affiliate", when used with respect to a specified person, means any
           ---------
other person that directly or indirectly Controls, is Controlled by or is under common Control with such first person. The term "affiliated" (whether or not capitalized) shall have a correlative meaning. Prior to the Effective Time, no Liberty Party shall be deemed to be an Affiliate of TW Parent, Holdco or any of their respective subsidiaries and neither TW Parent, Holdco nor any of their respective Affiliates shall be deemed to be an Affiliate of any Liberty Party. Prior to the Effective Time, neither TW Parent nor any of its Affiliates nor TCI, LMC Parent nor any of their respective Affiliates shall be deemed to be an Affiliate of TBS or any of its subsidiaries.

          "Agreement" means this Contribution and Exchange Agreement, including
           ---------
all Schedules hereto.

          "Change in Control Event" means any of the following events:  (i) any
           -----------------------
person becomes an Acquiring Person (as defined in the Rights Agreement as in effect on September 22,

1995, as if amended in accordance with the Rights Amendment), including any person that would otherwise be excluded from the definition of Acquiring Person in the Rights Agreement by virtue of the acquisition of shares pursuant to a Qualifying Offer (as defined in the Rights Agreement as in effect on September 22, 1995, as if amended in accordance with the Rights Amendment) and regardless of whether the Rights Agreement continues to be in effect or is so amended, (ii) TW Parent enters into any agreement (other than the Elective Merger Agreement, the Merger Agreement or any amendment thereto) providing for a merger or consolidation of TW Parent into any other person, a binding share exchange, or a merger of TW Parent with any other person in which the shares of capital stock of TW Parent are exchanged for or converted into the right to receive anything other than shares of the common stock, par value $1.00 per share, of TW Parent, or (iii) prior to the closing of the Mergers, Holdco ceases to be a wholly-owned subsidiary of TW Parent or enters into any agreement (other than the Merger Agreement or any amendment thereto) that would result in Holdco ceasing to be a wholly-owned subsidiary of TW Parent.

          "Closing Date" means the date on which the Mergers are consummated,
           ------------
pursuant to Section 1.02 of the Merger Agreement.

          "Communications Laws" means the Communications Act of 1934 (as amended
           -------------------
and supplemented from time to time and any successor statute or statutes regulating telecommunications companies) and the rules and regulations (and interpretations thereof and determinations with respect thereto) promulgated, issued or adopted from time to time by the FCC. All references herein to the Communications Laws shall include as of any relevant date in question the Communications Laws as then in effect (including any Communications Law or part thereof the effectiveness of which is then stayed) and as then formally proposed by the FCC by publication in the Federal Register or promulgated with a delayed effective date.

          "Consideration" means consideration that is identical in form and
           -------------
value to the aggregate consideration that UCTI would have been entitled to receive in the TBS Merger, pursuant to the Merger Agreement, in respect of all shares of capital stock of TBS held of record by UCTI at the Effective Time, if the Contribution Election had not been made and UCTI had not delivered timely notice of an intent to demand appraisal rights pursuant to any applicable statute.

          "Contract" means any agreement, contract, commitment, indenture,
           --------
lease, license, instrument, note, bond, security, undertaking, promise, covenant or legally binding arrangement or understanding.

          "Contributed Assets" means all the issued and outstanding shares of
           ------------------
capital stock of UCTI.

          "Control", as to any person, means the possession, directly or
           -------
indirectly, of the power to direct or cause the direction of the management and policies of such person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by participation or involvement in the board of directors, management committee or other management structure of such person, or otherwise). The terms "Controlled," "Controlling" and similar variations (whether or not capitalized) have correlative meanings.

          "Distribution Contract" means the Distribution Contract, substantially
           ---------------------
in the form of Exhibit 1 to the SSSI Agreement, to be entered into by Holdco, SpinCo and Satellite at or prior to the Closing (but will not become effective until the "Closing" under the SSSI Agreement).

          "Effective Time" means the time at which the Mergers become effective
           --------------
pursuant to the Merger Agreement and applicable state law.

          "FCC" means the Federal Communications Commission and any successor
           ---
agency or other agency charged with the administration of any Communications
Law.

          "Final Determination" means (i) a decision, judgment, decree or other
           -------------------
order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted (it being understood that for purposes of this definition, the term "allowable appeals" means an appeal taken or required to be taken under the contest provisions with respect to the applicable indemnification obligation and permitted by applicable law) or the time for filing such appeal has expired, (ii) a closing agreement entered into under
Section 7121 of the Code (or comparable state or local law) or any other binding settlement agreement entered into in connection with an administrative or judicial proceeding (including any settlement entered into in accordance with the contest provisions with respect to the applicable indemnification obligation hereunder) or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

          "First Refusal Agreement" means the Stockholders' Agreement
           -----------------------
substantially in the form of Exhibit B to the LMC Agreement, to be entered into by Holdco, TCITP, LBI, SpinCo and certain other shareholders of TBS at or prior to the Closing.

          "Holdco Common Stock" means the common stock, par value $.01 per
           -------------------
share, of Holdco to be issued in the Mergers, and in the event of any reclassification, recapitalization or other change in the Holdco Common Stock, or in the event of any consolidation or merger of Holdco with or into another person affecting the Holdco Common Stock, such capital stock or other securities to which a holder of Holdco Common Stock would be entitled upon the occurrence of such event.

          "Horizontal Rule" means the rule promulgated by the FCC that is set
           ---------------
forth at 47 C.F.R. 76.503 on September 22, 1995.

          "Judgment"  means any order, judgment, writ, decree, injunction, award
           --------
or other determination, decision or ruling of any court, any other Governmental Entity or any arbitrator.

          "LBI Consideration" means that portion of the Consideration that bears
           -----------------
the same proportion to the entire Consideration as the number of shares of UCTI Capital Stock owned by LBI bears to the total number of shares of UCTI Capital Stock outstanding, in each case as of the Effective Time, determined, if the Consideration consists of consideration of more than one form, on a pro rata basis for all forms of consideration constituting the Consideration.

          "Liberty Party"  means LMC Parent and each Affiliate of LMC Parent
           -------------
that is controlled by LMC Parent from time to time and, for so long as LMC Parent is an Affiliate of TCI that is controlled by TCI, also means TCI and each Affiliate of TCI that is controlled by TCI.

          "Liberty Subsidiaries" means TCITP, UCTI, LBI and Communication
           --------------------
Capital Corp.

          "LMC Group" means TCITP and all corporations that would join with
           ---------
TCITP in the filing of a consolidated return for federal income tax purposes, other than UCTI.

          "LMCN-V Common Stock" means the Series LMCN-V Common Stock of Holdco,
           -------------------
having the terms set forth on Exhibit A to the LMC Agreement.

          "person" has the meaning ascribed to such term in the Merger Agreement
           ------
and includes any Governmental Entity.

          "Program and Digitization Agreement" means the letter agreement, dated
           ----------------------------------
as of ____________, 1996, between Satellite and TBS with respect to, among other things, the carriage by Satellite of certain programming services of TBS and Satellite's non-exclusive right to digitize, compress and reuplink certain programming services of TBS.

          "Registration Rights Agreement" means the LMC Registration Rights
           -----------------------------
Agreement substantially in the form of Exhibit E to the LMC Agreement to be entered into by Holdco, LMC Parent, TCITP and certain subsidiaries of TCITP at or prior to the Closing.

          "Requirement of Law", when used with respect to any person, means any
           ------------------
law, statute, code, rule, regulation or Judgment, and any interpretation of or determination with respect to any of the foregoing, of any court or other Governmental Entity applicable to or binding upon such person, or to which such person, any of its assets or any business conducted by it is subject, whether now existing or at any time hereafter enacted, promulgated, issued, entered or otherwise becoming effective.

          "Rights Agreement" means the Rights Agreement dated as of January 20,
           ----------------
1994, between TW Parent and Chemical Bank, as Rights Agent.

          "Rights Amendment" means those certain amendments to the Rights
           ----------------
Agreement described in Exhibit F to the Original LMC Agreement.

          "Satellite means Satellite Services, Inc., a Delaware corporation
           ---------

          "SpinCo" means Southern Satellite Systems, Inc., a Georgia
           ------
corporation, and any successor thereto by operation of law.

          "Spin-off" means the distribution by TCI of 100% of the capital stock
           --------
of SpinCo to holders of record of TCI's Tele-Communications, Inc. Series A Liberty Media Common Stock and Tele-Communications, Inc. Series B Liberty Media Group Common Stock.

          "SportSouth Agreement" means that certain Stock Purchase Agreement
           --------------------
dated as of September 22, 1995, between TBS and LMC Southeast Sports, Inc., and the Exhibits and Schedules thereto, a copy of which is annexed as Exhibit G to the LMC Agreement.

          "SSSI Agreement" means the SSSI Agreement substantially in the form of
           --------------
Exhibit D to the LMC Agreement to be entered into by Holdco and LMC Parent, SpinCo and Satellite (with respect to certain provisions thereof) at or prior to the Closing.

          A "subsidiary" of any person means another person, an amount of the
             ----------
voting securities or other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned, directly or indirectly, by such first person and/or one or more subsidiaries of such first person.

          "Sunshine Agreement" means that certain agreement substantially in the
           ------------------
form of Exhibit H to the LMC Agreement, to be entered into by Time Warner Entertainment Company, L.P., and Liberty Sports, Inc., at or prior to the Closing.

          A "Takeover Proposal" shall be pending if any bona fide tender or
             -----------------
exchange offer for the TW Parent Common Stock shall have been commenced or publicly announced and not terminated or withdrawn, if consummation of such offer in accordance with its terms would result in a Change in Control Event.
A tender offer will not be deemed to be bona fide that is not fully financed unless it is made or guaranteed by a person whose senior debt securities have investment grade ratings in one of the four highest investment grade categories.

          "Tax Returns" mean all Federal, state, local and foreign tax returns,
           -----------
declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

          "Taxes" mean all Federal, state, local and foreign taxes, and other
           -----
assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

          "TBS Class C Preferred Stock" means the Class C Preferred Stock, par
           ---------------------------
value $.125 per share, of TBS.

          "TBS Stock Agreements" means, individually and collectively, (a) the
           --------------------
Investors Agreement dated as of June 3, 1987, among TBS and the original holders of the TBS Class C Preferred Stock; (b) the Shareholders' Agreement dated as of June 3, 1987, as amended by the First Amendment dated as of April 15, 1988, among TBS, R.E. Turner, III, and the original holders of the TBS Class C Preferred Stock; (c) the Voting Agreement dated as of June 3, 1987, among certain holders of TBS Class C Preferred Stock and (d) the Agreement dated as of June 3, 1987, among TW Parent, TCITP and certain other holders of TBS Class C Preferred Stock.

          "TCI" means Tele-Communications, Inc., a Delaware corporation.
           ---

          "TCITP Consideration" means that portion of the Consideration that
           -------------------
bears the same proportion to the entire Consideration as the number of shares of UCTI Capital Stock owned by TCITP bears to the total number of shares of UCTI Capital Stock outstanding, in each case as of the Effective Time, determined, if the Consideration consists of consideration of more than one form, on a pro rata basis for all forms of consideration constituting the Consideration.

          "TW Parent Common Stock" means the common stock, par value $1.00 per
           ----------------------
share, of TW Parent on September 22, 1995, and in the event of any reclassification, recapitalization or other change in the TW Parent Common Stock, or in the event of any consolidation or merger of TW Parent with or into another person affecting the TW Parent Common Stock, such capital stock or other securities to which a holder of TW Parent Common Stock would be entitled upon the occurrence of such event.

          "UCTI" means United Cable Turner Investment Inc., a Colorado
           ----
corporation.

          "Voting Holdco LMC Common Stock" means the Series LMC Common Stock of
           ------------------------------
Holdco, having the terms set forth on Exhibit C to the LMC Agreement.

          1.2 ADDITIONAL DEFINITIONS. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term                    Section Defined In
- ------------                    ------------------
Closing                         2.2
Code                            Recital B
contest rights                  3.4(a)
Contribution                    2.1
Contribution Election           2.1
Delaware Sub                    Recital A
Georgia Sub                     Recital A

Governmental Entity              4.1(d)
Holdco                           Preamble
HSR Act                          4.1(d)
Liens                            4.1(b)
LBI                              Preamble
LMC Agreement                    Recital C
LMC Parent                       Recital C
Material TW Parent Subsidiary    4.2(a)
Merger Agreement                 Recital A
Mergers                          Recital B
Proprietary Information          5.3
Representatives                  5.3
Scheduled Closing Date           2.5
SEC                              4.2(a)
Shareholders                     Recital C
Straddle Period                  3.1(c)
Tax Indemnified Party            3.4(e)
Tax Indemnifying Party           3.4(e)
TBS                              Recital A
TBS Merger                       Recital B
TBS Shares                       4.1(b)
TCITP                            Preamble
TW Material Adverse Effect       4.2(a)
TW Merger                        Recital B
TW Parent                        Preamble
TW Parent Subsidiary             4.2(a)
TWE                              4.2(a)
UCTI Capital Stock               4.1(c)
UCTI Material Adverse Effect     4.1(a)
UCTI Stock Transfer              3.7

          1.3  TERMS GENERALLY.  The definitions in Sections 1.1 and 1.2 shall
                                                    ------------     ---
apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day.


                                  ARTICLE II

                               THE CONTRIBUTION

          2.1 RIGHT TO MAKE CONTRIBUTION. LMC Parent shall have the right and option, exercisable by notice given to TW Parent and Holdco at least ten business days prior to the Scheduled Closing Date (the "Contribution Election"), to cause TCITP and LBI to contribute the Contributed Assets to Holdco in exchange for the Consideration (the "Contribution"). The Contribution is intended to qualify as a tax-free exchange pursuant to Section 351 of the Code, upon and subject to the terms and conditions of this Agreement.

          2.2 CLOSING. If LMC Parent makes the Contribution Election, the closing of the Contribution (the "Closing") will take place on the Closing Date, concurrently with the consummation of the Mergers.

          2.3 EXCHANGE OF CERTIFICATES. At the Closing, (a) LMC Parent shall cause TCITP to deliver to Holdco one or more stock certificates representing in the aggregate all the Contributed Assets held of record by TCITP, and shall cause LBI to deliver to Holdco one or more stock certificates representing in the aggregate all the Contributed Assets held of record by LBI, in each case duly endorsed for transfer or accompanied by stock powers duly endorsed for transfer, and (b) Holdco shall deliver to TCITP and LBI, respectively, (i) one or more stock certificates, duly executed and registered in the name of TCITP, representing in the aggregate the TCITP Consideration and (ii) one or more certificates, duly executed and registered in the name of LBI, representing in the aggregate the LBI Consideration. Until surrendered as contemplated by this
Article II, the Contributed Assets shall be deemed from and after the Effective Time to represent only the right to receive the Consideration. The Consideration issued and paid in accordance with this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Contributed Assets. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares constituting part of the Consideration.

          2.4 EFFECTIVENESS OF THE CONTRIBUTION. The Contribution shall be effective, and all deliveries pursuant to Section 2.3 shall be conclusively
                                          -----------
deemed to have occurred, concurrently with the effectiveness of the Mergers at the Effective Time.

          2.5 SCHEDULED CLOSING DATE; CHANGES IN ELECTION. TW Parent shall give LMC Parent notice of the date on which the closing of the Mergers is scheduled to occur (the "Scheduled Closing Date"), at least 20 days prior thereto, and shall give LMC Parent such prior notice of any changes in the Scheduled Closing Date as shall be reasonable under the circumstances. LMC Parent shall have the right to revoke its election pursuant to Section 2.1 at any time
                                                        -----------
prior to three business days prior to the Effective Time.

          2.6 ASSIGNMENT AND DELEGATION OF THIS AGREEMENT. Concurrently with the effectiveness of the Spin-off, LMC Parent shall assign and delegate to SpinCo, and SpinCo shall assume from LMC Parent, all rights and obligations of LMC Parent under this Agreement as of the date thereof, and SpinCo will from and after such date be bound by, and entitled to the benefit of this Agreement, with the same effect as if SpinCo had been an original party and signatory to this Agreement, in lieu of LMC Parent, and as if the representations and warranties of LMC Parent made herein, and the obligations of LMC Parent contained herein to be performed on and after the date of the Spin-off, were in each case the representations, warranties and obligations of SpinCo. In that connection, on the date of the Spin-off, SpinCo shall execute and deliver to each of the other parties hereto a counterpart of this Agreement, and SpinCo and each of the other parties hereto shall execute and deliver to LMC Parent an unconditional release of all obligations of LMC Parent hereunder (whether or not known or suspected), in such form as LMC Parent and its counsel shall reasonably request. Without limiting the generality of any of the foregoing, on the date of the Spin-off, upon delivery to the other parties hereto of the counterpart to this Agreement referred to in the immediately preceding sentence, SpinCo shall be deemed to make the representation and warranty set forth in Section 4.1(d), for the benefit of LMC Parent and each other party hereto, as of such date and as if all references therein to LMC Parent, TCITP and LBI referred instead to SpinCo.

                                  ARTICLE III

                         CERTAIN POST-CLOSING COVENANTS

          3.1 OBLIGATION OF TCITP TO INDEMNIFY; TCI GUARANTEE. (a) TCITP hereby assumes and shall be liable for, and shall indemnify and hold UCTI, Holdco and the Affiliates of Holdco harmless from and against, (i) all liability for Taxes of UCTI for taxable years or portions thereof ending on or prior to the Closing Date (including any Straddle Period pursuant to Section 3.1(c)),
                                                            --------------
(ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of any person other than UCTI with which prior to the Closing Date UCTI joins or has ever joined (or is or ever has been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, and
(iii) subject to the representations, warranties, covenants and agreements of Holdco and TW Parent set forth in Section 3.7, all liability for Taxes of UCTI
                                  -----------
arising as a result of the Contribution, in each case on an after-Tax basis.
TCI hereby unconditionally and irrevocably guarantees all obligations and liabilities assumed by TCITP pursuant to this Section 3.1(a) (subject, in the
                                              --------------
case of the obligations and liabilities assumed by TCITP for Taxes of UCTI arising as a result of the Contribution, to the representations, warranties, covenants and agreements of Holdco and TW Parent set forth in Section 3.7).
                                                              -----------

          (b) All Taxes of UCTI for which TCITP is not required to indemnify UCTI, Holdco and the Affiliates of Holdco pursuant to Section 3.1(a) shall be
                                                      --------------
the obligation of UCTI, and

UCTI shall be liable for, and shall indemnify and hold the members of the LMC Group harmless from and against, all such liabilities, on an after-Tax basis.

          (c) For purposes of this Agreement, each Tax liability for a taxable year that includes, but does not end on, the Closing Date (a "Straddle Period") shall be allocated, based upon a "closing of books," between the period ending on the Closing Date and the period beginning the day after the Closing Date, as if each such period were a taxable year.

          3.2 REFUNDS. Any refunds of Taxes or any credit against Taxes of UCTI, Holdco and the Affiliates of Holdco with respect to taxable years or portions thereof ending on or prior to the Closing Date (when and to the extent applied by UCTI against any Tax liability that TCITP has not assumed pursuant to

Section 3.1(a), resulting in a tax benefit to UCTI that it otherwise would not
- --------------
have realized in the absence of such credit) (including any interest relating to any such refunds or credits) shall be for the account of TCITP, and are hereby and shall be assigned to TCITP, and any other refunds of Taxes or credits against Taxes of UCTI shall be for the account of Holdco. Any refunds or credits with respect to Straddle Periods shall be allocated under the principles set forth in Section 3.1(c). Holdco shall forward to, or reimburse TCITP for,
             --------------
any such refunds or credits and interest due TCITP, promptly after receipt thereof, and TCITP shall forward to Holdco any such refunds or credits and interest due Holdco, promptly after receipt thereof. In either case, the party entitled to such refund or credit shall reimburse the other party to the extent of any net Tax cost imposed on such other party in connection with the receipt of such refund or credit. Each party hereto shall cooperate with the other party as reasonably requested in making such filings as may be necessary and appropriate to seek any such refunds or credits.

          3.3 FINAL RETURNS. TCITP shall prepare or cause to be prepared any Tax Returns to be filed that relate to any period ending on or prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior years. TCITP and Holdco shall jointly prepare and control any Tax Return of UCTI for Straddle Periods in a manner consistent with prior years. Each party shall promptly respond to all reasonable requests by the other party for information necessary to prepare and file any such Tax Returns.

          3.4   CONDUCT OF AUDITS AND DISPUTES.

          (a) Contest Rights.  A party who has "contest rights" with respect to
              --------------
an asserted Tax liability, Tax refund claim or Tax credit claim shall have the right (but not the obligation), at its own expense, to negotiate, settle or contest such asserted Tax liability, refund claim or credit claim, in its own name or in the name of the other party or its Affiliates, as appropriate, all in accordance with the terms of this Section 3.4. Such contest rights shall
                                  -----------
include, but not be limited to, (i) the determinations (x) whether any action shall initially be by way of judicial or administrative proceedings, or both,
(y) whether any such asserted Tax liability shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof and (z) if judicial action is undertaken, the court or other judicial body before which such action shall be commenced and (ii) the right to control any such proceedings or actions.

          (b) Claims Controlled by TCITP.  Subject to paragraphs (d), (e) and
              --------------------------              ---------- ---  ---
(f) of this Section 3.4, TCITP (and not UCTI) shall have contest rights with
- ---         -----------
respect to any asserted Tax liability, refund claim or credit claim of UCTI to the extent that TCITP is required to indemnify against such asserted Tax liability pursuant to Section 3.1(a) or is entitled to such refund or credit
                      --------------
pursuant to Section 3.2.  Holdco shall have the right to participate in and be
            -----------
consulted with respect to any such contest undertaken by TCITP. TCITP shall not settle any Tax liability, refund claim or credit claim without the prior written consent of Holdco, which consent shall not be unreasonably withheld.

          (c) Claims Controlled by Holdco.  Subject to paragraphs (d), (e) and
              ---------------------------              ---------- ---  ---
(f) of this Section 3.4, Holdco (and not TCITP) shall have contest rights with
- ---         -----------
respect to any asserted Tax liability, refund claim or credit claim of UCTI to the extent that UCTI is required to indemnify against such asserted Tax liability pursuant to Section 3.1(b) or is entitled to such refund or credit
                      --------------
pursuant to Section 3.2.  TCITP and its Affiliates shall have the right to
            -----------
participate in and be consulted with respect to any such contest undertaken by Holdco. Holdco shall not settle any Tax liability, refund claim or credit claim without the written consent of TCITP, which consent shall not be unreasonably withheld.

          (d) Contests Involving Multiple Issues.  If any contest shall involve
              ----------------------------------
issues with respect to which both TCITP and Holdco have contest rights hereunder, the parties will cooperate in any such contest, and will endeavor to permit each party to control the contest of issues for which it has contest rights. In the event there is a disagreement among the parties over matters (such as choice of forum) relating to issues the contest of which are controlled by more than one party, such disagreement shall be resolved in favor of the party who controls the contest of the issues therein which, in the aggregate, would result in the largest Tax liability if resolved unfavorably or the largest Tax refund if resolved favorably.

          (e) Notice; Cooperation.  If UCTI, Holdco, any Affiliate of Holdco or
              -------------------
any member of the LMC Group (in either case the "Tax Indemnified Party") receives any written communication from a taxing authority regarding any actual or proposed assessment, official inquiry or proceeding that could give rise to an official determination with respect to any asserted Tax liability or refund claim for any period for which TCITP or UCTI, respectively (the "Tax Indemnifying Party"), may be liable (in the case of a liability) or may be entitled (in the case of a refund claim) pursuant to this Agreement, such Tax Indemnified Party (i) shall within 30 days of receipt of such written communication so notify such Tax Indemnifying Party in writing, (ii) shall request in such notice that such Tax Indemnifying Party notify it in writing if it intends to exercise its contest rights hereunder, and (iii) shall, prior to and for at least 30 days after so notifying such Tax Indemnifying Party (or, if less, within a period ending 5 days, including any extension, prior to the date on which the Tax Indemnified Party is required to take action pursuant to such written communication), refrain from making any payment of any Tax claimed and forebear from any settlement negotiations or compromises with respect to such proposed adjustment. The Tax Indemnifying Party agrees to notify the Tax Indemnified Party in writing within such 30 day period if it intends to exercise its contest rights hereunder with respect to the asserted Tax liability, refund claim or credit claim. The parties hereto agree to cooperate with each other in connection with any examination process with respect to any asserted Tax liability, refund claim or credit claim and shall make available on a reasonable basis to each other any personnel, books, records or other documents necessary or appropriate for participation in such process.

          (f) Payment.  If, with respect to any asserted Tax liability that is
              -------
the subject of an indemnification obligation hereunder, the party with contest rights with respect to such Tax liability elects not to contest such asserted Tax liability or elects to contest such asserted Tax liability by causing the Tax Indemnified Party to pay the deficiency asserted and then seek a refund thereof, the Tax Indemnifying Party shall advance the amount of the Tax liability so asserted to such Tax Indemnified Party to the extent that the Indemnified Party is required to pay such contested amount. Otherwise, such Tax Indemnifying Party shall pay the amount of any indemnification obligation (net of any payment made pursuant to the preceding sentence) to such Tax Indemnified Party no later than 5 days after any Final Determination with respect to the Tax giving rise to such indemnity obligation.

          (g) Obligations of Tax Indemnified Party.  The failure of a Tax
              ------------------------------------
Indemnified Party to comply with any of its obligations under this Section 3.4
                                                                   -----------
shall not relieve any Tax Indemnifying Party or any other party of its indemnity obligations hereunder, except to the extent (and only to the extent) that such Tax Indemnifying Party or other party is actually prejudiced by such failure.

          3.5 CARRYBACKS. No losses or credits of UCTI arising in taxable years beginning after the Closing Date may be carried back to taxable years ending on or prior to the Closing Date, except to the extent required by law.

          3.6 LMC AGREEMENT; COVERED TW SECURITIES. If the Contribution Election is made, then upon the Closing, (a) LBI shall automatically and without further action become a party to the LMC Agreement, as a Shareholder (as such term is defined therein), with the same effect as if LBI were an original party thereto and were named as a Shareholder therein, and shall be deemed to have made the appropriate representations, warranties, covenants and agreements contained therein, and (b) all shares of Holdco Common Stock or other securities of Holdco issued to LBI and TCITP as Consideration hereunder (and all shares of Voting Holdco LMC Common Stock and/or LMCN-V Common Stock for which such shares may be exchanged pursuant to Section 4.1 of the LMC Agreement (directly or indirectly and in one or more exchanges)) shall constitute Covered TW Securities for all purposes of the LMC Agreement (in addition to and not in lieu of the Holdco Common Stock to be received in the TBS Merger and Voting Holdco LMC Common Stock and/or LMCN-V Common Stock exchanged therefor). If the Contribution Election is made, then upon the Closing, the LMC Agreement shall be amended to the effect of this Section 3.6 without further action by the parties
                              -----------
to the LMC Agreement.

          3.7 NO LIQUIDATION. As of the Closing Date, TW Parent and Holdco hereby represent, warrant, covenant and agree with LMC Parent, TCITP and LBI, for the benefit of all members of any LMC Group, that neither TW Parent nor Holdco has, as of the Closing Date, any plan or intention to liquidate or dissolve UCTI or to sell or otherwise transfer or dispose of (or agree to sell or otherwise transfer or dispose of) any capital stock of UCTI, or any securities exercisable or exchangeable for, or convertible into, capital stock of UCTI, or any interest therein, (a "UCTI Stock Transfer") and Holdco shall not, and TW Parent shall not permit Holdco to, liquidate or dissolve UCTI for at least two years following the Closing.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

          4.1 REPRESENTATIONS AND WARRANTIES OF LMC PARENT, TCITP AND LBI. Each of LMC Parent, TCITP and LBI represents and warrants to TW Parent and Holdco as follows:

          (a) Organization, Standing and Corporate Power.  UCTI is a corporation
              ------------------------------------------
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. UCTI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of any property makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) has not had and is not reasonably likely to have a material adverse effect on the business, properties, assets, results of operations or financial condition of UCTI (a "UCTI Material Adverse Effect"). UCTI has delivered to TW Parent complete and correct copies of UCTI's Articles of Incorporation and By-laws, in each case as amended to September 22, 1995. UCTI is not in violation of any provision of its Articles of Incorporation or By-laws, except to the extent that any such violations would not, individually or in the aggregate, have a UCTI Material Adverse Effect. UCTI does not have any subsidiaries.

          (b) Ownership of TBS Shares.  UCTI owns 5,820,452 shares of TBS Class
              -----------------------
C Preferred Stock (the "TBS Shares"), free and clear of all pledges, claims, liens, charges, encumbrances, security interests, options and restrictions of any kind or nature whatsoever (collectively, "Liens") and the TBS Shares are not subject, other than pursuant to this Agreement and the TBS Stock Agreements, to any Contract restricting or otherwise relating to the disposition, transfer, voting rights or dividend rights of the TBS Shares. Except for the TBS Shares, UCTI does not own, directly or indirectly, any capital stock, general or limited partnership interest or other ownership interest of any kind in any corporation, partnership, limited liability company, joint venture or other person.

          (c) Capital Structure.  The authorized capital stock of UCTI consists
              -----------------
of 30,000 shares of common stock, par value $.01 per share ("UCTI Capital Stock"), of which 20,119.4 shares are outstanding. All the outstanding shares of UCTI Capital Stock are validly issued, fully paid and nonassessable. TCITP is the record owner of 10,000 shares of UCTI Capital Stock (approximately 50.297% of the total number of such shares outstanding) and LBI is the record owner of 10,119.4 shares of UCTI Capital Stock (approximately 49.703% of the total number of such shares outstanding), which shares are in each case owned free and clear of any Liens. Except for the UCTI Capital Stock owned of record by TCITP and LBI, there are no shares of capital stock or other voting securities of UCTI issued, reserved for issuance or outstanding. There are no options, warrants, calls, rights, commitments, agreements, arrangements, undertakings or other Contracts of any kind to which UCTI is a party or by which it is bound relating to any issued or unissued capital stock of UCTI, or obligating UCTI to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, UCTI or obligating UCTI to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not outstanding any contractual obligations of UCTI to repurchase, redeem or otherwise acquire any shares of capital stock of UCTI, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

          (d) Authority; Noncontravention.  Each of LMC Parent, TCITP and LBI
              ---------------------------
has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein. The execution and delivery of this Agreement by LMC Parent, TCITP and LBI and the consummation by them of the transactions provided for herein have been duly authorized by all necessary corporate action on the part of LMC Parent, TCITP and LBI. This Agreement has been duly executed and delivered by LMC Parent, TCITP and LBI and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement by LMC Parent, TCITP and LBI do not, and the performance by them of their respective obligations hereunder and the consummation of the transactions provided for herein will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of LMC Parent, TCITP, LBI, UCTI or any of their subsidiaries under, (i) the Articles of Incorporation or By-laws of LMC Parent or TCITP or the comparable organizational documents of LBI, UCTI or any other subsidiary of LMC Parent or TCITP, (ii) any Contract to which LMC Parent, TCITP, LBI, UCTI or any other subsidiary of LMC Parent or TCITP is a party or by which any of them or their respective properties or assets are bound, other than the TBS Stock Agreements, as to which no representation is being made, or (iii) subject to the governmental filings and other matters referred to in the following sentence and in Sections 3.01(d) and 3.02(d) of the Merger Agreement, any Requirement of Law applicable to LMC Parent, TCITP, LBI, UCTI or any other subsidiary of LMC Parent or TCITP or their respective properties or assets, other than the Horizontal Rule, as to which no representation is being made, and other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a UCTI Material Adverse Effect, (y) prevent LMC Parent, TCITP or LBI from performing its obligations under this Agreement in any material respect or (z) prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including the European Union (a "Governmental Entity"), is required by or with respect to LMC Parent, TCITP or LBI in connection with the execution and delivery by them of this Agreement or the consummation by them of the transactions provided for herein, except for (i) the filing of notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and initial acceptance by the FTC of the FTC Consent Decree for public comment, (ii) such filings with, and orders of, the FCC as may be required under the Communications Laws in connection with the transactions contemplated by this Agreement and the Merger Agreement, (iii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (iv) such filings with, and orders of, cable franchising authorities as may be required in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement and the Merger Agreement or otherwise prevent LMC Parent, TCITP or LBI from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a UCTI Material Adverse Effect.

          (e) Assets and Liabilities.  Except for the TBS Shares, UCTI does not
              ----------------------
have any assets or liabilities of any nature (whether accrued, absolute, contingent or otherwise), other than assets not required by generally accepted accounting principles to be set forth on a balance sheet of UCTI or in the notes thereto.

          (f) Litigation.  Except as disclosed on Schedule 4.1(f), there is no
              ----------                          ---------------
suit, action or proceeding (including any proceeding by or before the FCC) pending or, to the knowledge of LMC Parent, TCITP, threatened against or affecting LMC Parent, TCITP or LBI (and LMC Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected (i) to have a UCTI Material Adverse Effect, (ii) to prevent LMC Parent, TCITP or LBI from performing its obligations under this Agreement or (iii) to prevent or delay the consummation of any of the transactions contemplated by this Agreement, and there is no Judgment outstanding against LMC Parent, TCITP or LBI having, or which could reasonably be expected to have in the future, a UCTI Material Adverse Effect. Except as disclosed on Schedule 4.1(f), there is no suit, action or proceeding (including
             ---------------
any proceeding by or before the FCC) pending or, to the knowledge of LMC Parent, threatened against or affecting UCTI (and LMC Parent is not aware of any basis for any such suit, action or proceeding).

          (g) Brokers.  No broker, investment banker, financial advisor or other
              -------
person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LMC Parent, or LBI or any Affiliate of LMC Parent, TCITP or LBI.

        (h)  Taxes.
             -----

                    (i) UCTI has timely filed (or has had timely filed on its
               behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date, including any Tax Return of any affiliated or combined group that includes or had included UCTI. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects.

                    (ii) UCTI and each affiliated or combined group that
               includes or had included UCTI have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of, all material Taxes due with respect to any period (including any Straddle Period pursuant to Section
                                                                 -------
               3.01(c)) ending prior to or as of the Closing Date.

                    (iii) As of the Closing Date, UCTI will not have any continuing obligation to LMC Parent, TCITP or LBI (or to any other person) with respect to any Taxes.

          (i) Compliance with Laws.  UCTI has not violated or failed to comply
              --------------------
with any Requirement of Law, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to result in a UCTI Material Adverse Effect.

          (j) Consolidated Return.  As of the Effective Time, (A) each of LMC
              -------------------
Parent and SpinCo (and, if LMC Parent shall have designated another person to receive LMCN-V Common Stock pursuant to the SSSI Agreement, such designated person) is a member of the same group of corporations filing a consolidated return for federal income tax purposes as the Liberty Subsidiaries (the "LMC
                                                                         ---
Affiliated Group"), and (B) except in connection with the Spin-off (as defined
- ----------------
in the SSSI Agreement), none of LMC Parent, TCITP, SpinCo or their respective affiliates (other than the holders of the Excluded Shares, as such term is defined in the LMC Agreement) has any current plan or intention (i) to transfer any Holdco equity securities held directly or indirectly by it immediately following the Closing Date (or to be acquired by it pursuant to the SSSI Agreement) (any such holder or acquirer, a "Holder") to any person that is not a
                                            ------
member of the LMC Affiliated Group or (ii) to cause any Holder to cease to be a member of the LMC Affiliated Group.

          (k) ERISA Compliance.  Except as would not have a UCTI Material
              ----------------
Adverse Effect, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of UCTI that are sponsored, maintained or contributed to by UCTI or with respect to which UCTI may have any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) or ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) UCTI does not have any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of LMC Parent are any such liabilities or obligations expected to be incurred.

          4.2 REPRESENTATIONS AND WARRANTIES OF TW PARENT AND HOLDCO. Each of TW Parent and Holdco represents and warrants to LMC Parent, TCITP and LBI as follows:

          (a) Organization, Standing and Corporate Power.  Each of TW Parent,
              ------------------------------------------
Holdco and each of the Material TW Parent Subsidiaries (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each of TW Parent and TW Parent's subsidiaries (each, a "TW Parent
                                                                     ---------
Subsidiary") is duly qualified or licensed to do business and is in good
- ----------
standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of TW Parent and the TW Parent Subsidiaries, taken as a whole (a "TW Material Adverse Effect"). TW Parent has delivered to
                     --------------------------
LMC Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws or comparable organizational documents of the Material TW Parent Subsidiaries, in each case as amended to September 22, 1995. Neither TW Parent nor Holdco is in violation of any provision of its Restated Certificate of Incorporation or By-laws and no Material TW Parent Subsidiary is in violation of any provision of its certificate of incorporation, by-laws or comparable organizational documents, except, in the case of the Material TW Parent Subsidiaries, to the extent that such violations would not, individually or in the aggregate, have a TW Material Adverse Effect. Time Warner Entertainment Company, L.P. ("TWE"),
                                                                       ---
and each TW Parent Subsidiary that constitutes a significant subsidiary of TW Parent within the meaning of Rule 1-02 of Regulation S-X of the rules and regulations promulgated by the Securities and Exchange Commission ("SEC")
                                                                    ---
(determined without regard to paragraph (3) of the definition thereof) is referred to herein as a "Material TW Parent Subsidiary".

          (b) Authority; Noncontravention.  TW Parent and Holdco have all
              ---------------------------
requisite corporate power and authority to enter into this Agreement and to consummate, subject to the stockholder vote described in Section 4.2(d), the
                                                         --------------
Mergers, the Contribution and each of the other transactions provided for in this Agreement. The execution and delivery of this Agreement by TW Parent and Holdco and the consummation by them of the Mergers, the Contribution and each of the other transactions provided for herein have been duly authorized by all necessary corporate action on the part of TW Parent and Holdco, subject to the stockholder vote described in Section 4.2(d). This Agreement has been duly
                              --------------
executed and delivered by TW Parent and Holdco and constitutes a valid and binding obligation of each TW Parent and Holdco, enforceable against each such party in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Schedule 4.2(b), the execution and delivery
                                   ---------------
of this Agreement by TW Parent and Holdco and the consummation by them of the Mergers, the Contribution and each of the other transactions provided for in this Agreement and compliance with the provisions hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of TW Parent or any TW Parent Subsidiary under, (i) the Restated Certificate of Incorporation or By-laws of TW Parent or the comparable organizational documents of any TW Parent Subsidiary, (ii) any Contract to which TW Parent or any TW Parent Subsidiary is a party or by which any of them or their respective properties or assets are bound, other than the TBS Stock Agreements, as to which no representation is being made, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Requirement of Law applicable to TW Parent or any other TW Parent Subsidiary or their respective properties or assets, other than the Horizontal Rule, as to which no representation is being made, and other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a TW Material Adverse Effect, (y) prevent TW Parent or Holdco from performing its respective obligations under this Agreement in any material respect or (z) prevent or delay in any material respect the consummation of the Mergers or any of the transactions provided for in this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to TW Parent or Holdco in connection with the execution and delivery of this Agreement by TW Parent and Holdco or the consummation by them of the Mergers and each of the transactions provided for in this Agreement, except for (i) the filing of notification and report forms under the HSR Act and initial acceptance by the FTC of the FTC Consent Decree for public comment, (ii) such filings with, and orders of, the FCC under the Communications Laws as may be required in connection with the transactions contemplated by this Agreement and the Merger Agreement, (iii) the filing with the SEC of such reports under Sections 13 and 16(a) of the Exchange Act as may be required in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (iv) such filings with, and orders of, cable franchising authorities as may be required in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement and the Merger Agreement or otherwise prevent TW Parent or Holdco from performing its obligations under this Agreement or the Merger Agreement in any material respect or have, individually or in the aggregate, a TW Material Adverse Effect.

          (c) Litigation.  Except as disclosed in any required report, schedule,
              ----------
form, statement or other document filed with the SEC since December 31, 1992, or in Schedule 4.2(c), there is no suit, action or proceeding (including any
   ---------------
proceeding by or before the FCC) pending or, to the knowledge of TW Parent, threatened against or affecting TW Parent or any of the TW Parent Subsidiaries (and TW Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to prevent TW Parent from performing its obligations under this Agreement in any material respect. As of the date of this Agreement, except as disclosed in any required report, schedule, form, statement or other document filed with the SEC since December 31, 1992, or in Schedule 4.2(c), there is no suit, action or proceeding
                         ---------------
pending, or, to the knowledge of TW Parent, threatened, against TW Parent or any of the TW Parent Subsidiaries (and TW Parent is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or the Merger Agreement.

          (d) Voting Requirements.  The adoption of the Merger Agreement by the
              -------------------
holders of a majority in voting power of the outstanding TW Parent Common Stock and the outstanding voting preferred stock, par value $1.00 per share, of TW Parent, voting together as a single class, is the only vote of the holders of any class or series of TW Parent's capital stock necessary to approve this Agreement, the Merger Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

          (e) Brokers.  No broker, investment banker, financial advisor or other
              -------
person, other than Morgan Stanley & Co Incorporated, the fees and expenses of which will be paid by TW Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TW Parent or any Affiliate of TW Parent.

          (f) Holdco Charter.  Holdco has delivered to LMC Parent complete and
              --------------
correct copies of its Certificate of Incorporation and By-laws and the Holdco Rights Plan, if any, in each case as amended to September 22, 1995, including all certificates of designation. No amendments to any of the foregoing have been authorized, approved or adopted and there is no commitment, arrangement or understanding by Holdco to effect any such amendment, except as provided in the Merger Agreement. All shares of capital stock of Holdco that may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

                                   ARTICLE V

                               CERTAIN COVENANTS

           5.1 CONDUCT OF BUSINESS.

          (a) Business of UCTI.  On the Closing Date: (i) UCTI will own the TBS
              ----------------
Shares, free and clear of all Liens, other adverse claims or voting or other rights of third parties other than the TBS Stock Agreements and other than any claims or rights of TW Parent, Holdco and their respective subsidiaries under this Agreement, the Merger Agreement or any Additional Agreement; (ii) UCTI will not have any liabilities or obligations, other than any liabilities or obligations under this Agreement, the Merger Agreement, any Additional Agreements to which it is a party and the TBS Stock Agreements; (iii) UCTI will not have any employees; and
(iv) UCTI will not have any material properties or assets, other than the TBS Shares, and will not be engaged in the conduct of any business or other activities, other than the ownership, directly or indirectly, of TBS Shares.

          (b) Assumption; Indemnification.  Prior to or at the Closing (i) LMC
              ---------------------------
Parent, TCITP and/or LBI shall assume all liabilities and obligations of UCTI,
(ii) LMC Parent, TCITP and LBI shall agree to indemnify TW Parent, Holdco and any subsidiaries of TW Parent or Holdco and the respective officers, employees, stockholders, agents, and representatives of each of the foregoing against, and shall hold them harmless from, any loss, liability, claim, damage or expense arising from any liability or obligation of UCTI other than those relating to the business of UCTI subsequent to the Closing or otherwise first arising or accruing after the Closing, and (iii) UCTI shall transfer to LMC Parent, TCITP and/or LBI all assets of UCTI other than the TBS Shares, in each case pursuant to agreements in form and substance satisfactory to TW Parent.

          (c) Certain Actions by UCTI.  During the period from September 22,
              -----------------------
1995, to the Closing, UCTI shall not (i) issue any securities (or rights to acquire securities), (ii) incur any obligation other than any obligation to be assumed by TCITP and/or LBI on or prior to the Closing Date; (iii) make any Tax election or settle or compromise any Tax liability or refund or (iv) amend its certificate of incorporation or by-laws in any respect, without in any such case the prior approval of TW Parent, which will not be unreasonably withheld or delayed.

          (d) Advice of Changes.  TCITP and TW Parent shall promptly advise the
              -----------------
other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a UCTI Material Adverse Effect or a TW Material Adverse Effect, as applicable.

          5.2 ACCESS TO INFORMATION. During the period from the making of the Contribution Election through the Closing Date, UCTI shall afford to TW Parent and its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours to all properties, books, contracts, commitments, personnel and records of UCTI, and shall furnish promptly to TW Parent such information concerning its business, properties and personnel as TW Parent may reasonably request.

          5.3 CONFIDENTIALITY. TW Parent and Holdco shall, and shall cause their affiliates, directors, officers, employees, agents and controlling persons (collectively, "Representatives") to, (i) keep confidential all Proprietary Information of UCTI and its Affiliates disclosed pursuant to Section 5.2 and not
                                                             -----------
disclose or reveal any such Proprietary Information (as defined below) to any person other than those Representatives of TW Parent and Holdco who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Proprietary Information, (ii) use such Proprietary Information only in connection with consummating the transactions contemplated hereby and enforcing TW Parent's and Holdco's rights hereunder, and (iii) not use Proprietary Information in any manner detrimental to LMC Parent, TCITP or its Affiliates. In the event that TW Parent, Holdco or any Representative is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, TW Parent shall provide LMC Parent or TCITP with prompt notice of such request to enable LMC Parent or TCITP to seek an appropriate protective order. TW Parent's and Holdco's obligations hereunder with respect to Proprietary Information that (i) is disclosed to a third party with LMC Parent's written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) to TW Parent's and Holdco's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If TW Parent and Holdco use a degree of care to prevent disclosure of the Proprietary Information that is at least as great as the care they normally take to preserve their own information of a similar nature, then they shall not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event shall TW Parent or Holdco be liable for any indirect, punitive, special or consequential damages under this Section 5.3. In the event this Agreement is terminated, TW
                   -----------
Parent and Holdco shall, if so requested by LMC Parent, promptly return or destroy all of the Proprietary Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of TW Parent, Holdco or their Representatives; provided, however, that TW Parent and
                                         --------  -------
Holdco shall not be required to return or cause to be returned summaries, analyses or extracts prepared by either of them or their Representatives, but shall destroy (or cause to be destroyed) the same upon request of LMC Parent.

          For purposes of this Section 5.3, "Proprietary Information" means all
                               -----------
proprietary or confidential information that is furnished to TW Parent or its Representatives, pursuant to Section 5.2, regardless of the manner in which it
                             -----------
is furnished. "Proprietary Information" does not include, however, information which (a) has been or in the future is published or now or in the future is otherwise in the public domain through no fault of TW Parent, Holdco or any of their Representatives, (b) was available to TW Parent or Holdco on a non-confidential basis prior to its disclosure pursuant to Section 5.2, (c) becomes
                                                       -----------
available to TW Parent or Holdco on a non-confidential basis from a person other than LMC Parent or its Representatives who is not otherwise bound by a confidentiality agreement with LMC Parent or its Representatives, and is not otherwise prohibited from transmitting the information to TW Parent or Holdco, or (d) is independently developed by TW Parent or Holdco through persons who have not had, either directly or indirectly, access to or knowledge of such information.

          Notwithstanding any other terms of this Section 5.3, after the
                                                  -----------
Closing, the terms of this Section 5.3 shall not apply to any Proprietary
                           -----------
Information, to the extent such Proprietary Information relates to the TBS Shares or to the business or assets of TBS or UCTI.

          5.4 REASONABLE EFFORTS; NOTIFICATION. (a) If LMC Parent makes the Contribution Election, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts (i) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in good faith in doing, all things necessary, to obtain, in the most expeditious manner practicable, all actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings with Governmental Entities in each case as may be necessary for the consummation of the Contribution and the other transactions contemplated by this Agreement or to avoid an action or proceeding by any Governmental Entity, and (ii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; provided, however, that nothing
                                               --------  -------
in this Section 5.4 shall require any such person (i) to agree to, approve, or
        -----------
otherwise be bound by or satisfy any condition of the kind referred to in
Section 2.1(d) of the LMC Agreement, (ii) to agree to enter into or be bound by any settlement or judgment (other than the FTC Consent Decree) or (iii) subject to Section 4.1 of the LMC Agreement, to agree to any change to the terms of this Agreement or any of the other Additional Agreements.

          (b) Between September 22, 1995 and the Closing, each party will give prompt written notice to the other party of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of September 22, 1995, or will not be true and correct at and as of the Closing, with the same force and effect as if made at and as of the Closing (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VI hereof to be
                                                        ----------
satisfied, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and
(iv) any notice of, or other communication relating to, any litigation referred to in Sections 6.2(c) or any order or judgment entered or rendered therein.
      ---------------

          5.5 PUBLIC ANNOUNCEMENTS. TW Parent and Holdco, on the one hand, and LMC Parent, TCITP and LBI, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or pursuant to applicable requirements of any national securities association.

          5.6 FEES AND EXPENSES. All fees and expenses incurred in connection with the Contribution, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Contribution is consummated.

          5.7 STOCK EXCHANGE LISTING. Holdco shall use reasonable efforts to cause all shares of Holdco Common Stock to be issued as Consideration hereunder (or issuable in exchange for or upon conversion of any Voting Holdco LMC Common Stock or LMCN-V Common Stock issued to any Liberty Party pursuant to this Agreement or any Additional Agreement) to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

          5.8 TAX TREATMENT. If the Contribution Election is made, each of TW Parent, on the one hand, and LMC Parent, TCITP and LBI, on the other hand, shall use commercially reasonable efforts to cause the Contribution to qualify as a tax-free exchange under Section 351 of the Code.

          5.9 TRANSFER AND REAL PROPERTY TRANSFER GAINS TAXES. TW Parent (and not TBS or any Liberty Party) shall be responsible for any liabilities, without deduction or withholding from any amount payable to any Liberty Party pursuant to this Agreement or to the TBS stockholders pursuant to the Merger Agreement, arising under any New York State Real Estate Transfer Tax, New York State Tax on Gains Derived from certain Real Property Transfers, New York City Real Property Transfer Tax, New York State Stock Transfer Tax and any similar Taxes imposed by any other city or State of the United States (and any penalties and interest with respect to such Taxes), to the extent any such Taxes are attributable to the transfer of Contributed Assets and become payable in connection with the transactions contemplated by this Agreement and the Merger Agreement, on behalf of the Liberty Parties. Except as otherwise required by law, the Liberty Parties shall not take a position on any Tax Return that is inconsistent with the values and allocations established by Holdco, UCTI or any Affiliates of Holdco on any Tax Returns relating to such Taxes.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT CONTRIBUTION. The respective obligation of each party to consummate the Contribution is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Antitrust.  The waiting periods (and any extensions thereof)
              ---------
applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired and the FTC shall have initially accepted the FTC Consent Decree for public comment.

          (b) No Injunctions or Restraints.  No temporary restraining order,
              ----------------------------
preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Contribution or any other material transaction contemplated by this Agreement or the Merger Agreement shall be in effect;

provided, however, that, subject to the proviso in Section 5.4(a), each of the
- --------  -------                                  --------------
parties shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible, any such injunction or other order that may be entered.

          (c) Consummation of the Mergers.  The Mergers shall be consummated and
              ---------------------------
become effective concurrently with the consummation and effectiveness of the Contribution.

          6.2 CONDITIONS TO OBLIGATIONS OF HOLDCO. The obligation of Holdco to consummate the Contribution is further subject to the satisfaction or waiver by Holdco on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of LMC Parent, TCITP and LBI set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of LMC Parent, TCITP and LBI set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Holdco shall have received a certificate to such effect signed on behalf of LMC Parent, TCITP and LBI by the chief executive officer (or a senior vice president) and the chief financial officer of LMC Parent.

          (b) Performance of Obligations.  LMC Parent, TCITP and LBI shall have
              --------------------------
performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Holdco shall have received a certificate to such effect signed on behalf of LMC Parent, TCITP and LBI by the chief executive officer (or a senior vice president) and the chief financial officer of LMC Parent.

          (c) No Litigation.  There shall not be pending any suit, action or
              -------------
proceeding by any Governmental Entity (i) seeking to restrain or prohibit the consummation of the Contribution or any other transaction contemplated by this Agreement or seeking to obtain from Holdco, TW Parent or any of their subsidiaries any damages that are material in relation to UCTI, (ii) seeking to prohibit or limit the ownership by Holdco or any of its subsidiaries (including
UCTI) of the Contributed Assets or the ownership by Holdco or any of its subsidiaries (including UCTI) of the TBS Shares, or seeking to compel Holdco or any of its subsidiaries (including UCTI) to dispose of or hold separate any material portion of the Contributed Assets or the TBS Shares, (iii) seeking to impose limitations on the ability of Holdco or any of its subsidiaries (including UCTI) to acquire or hold, or exercise full rights of ownership of the Contributed Assets or any TBS Shares, including the right to vote or cause the vote of such TBS Shares on all matters properly presented to the stockholders of TBS, or (iv) which otherwise is reasonably likely to have a UCTI Material Adverse Effect or a TW Material Adverse Effect.

          6.3 RIGHT OF LMC PARENT TO WITHDRAW CONTRIBUTION ELECTION. The obligations of LMC Parent, TCITP and LBI to consummate the Contribution are further subject to the right of LMC Parent to withdraw the Contribution Election at any time prior to three business days prior to the Effective Time.

                                 ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

           7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

       (a) by mutual written consent of TW Parent and LMC Parent;

        (b) by LMC Parent, at any time prior to three business days prior to the Effective Time, by written notice to TW Parent and Holdco; and

        (c)  by  TW Parent:

               (i) if the Merger Agreement has been terminated; or

               (ii) if the Mergers shall not have been consummated on or before September 30, 1996, unless the failure to consummate the Mergers is the result of a wilful and material breach of this Agreement by TW Parent; or

               (iii)  if any condition set forth in Section 6.1 or Section 6.2,
                                                    -----------    -----------
     is not satisfied and not capable of being satisfied prior to the end of the period referred to in Section 7.1(c)(ii).
                           ------------------

          This Agreement will automatically terminate upon the consummation of the TBS Merger, if no Contribution Election shall theretofore have been timely made hereunder.

          7.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement by either LMC Parent or TW Parent as provided in Section 7.1, this
                                                           -----------
Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of TW Parent, LMC Parent, TCITP or LBI, other than the provisions of Sections 4.1(g), 4.2(e), 5.3 and 5.6, this Section 7.2 and Article
              ---------------  ------  ---     ---       -----------     -------
VIII and except to the extent that such termination results from the wilful and
- ----
material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. The Termination of this Agreement shall not affect the enforceability of, the obligations under or the terms of any other agreements relating to or entered into in connection with the Mergers.

          7.3 AMENDMENT. This Agreement may be amended by the parties at any time, but only by an instrument in writing signed on behalf of each of the parties.

          7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

          8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the next sentence, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the previous sentence or any other provision of this Agreement, the representation and warranty provided in Section 4.1(j) shall
                                                            --------------
survive the Effective Time and shall continue in full force and effect indefinitely. This Section 8.1 shall not limit any covenant or agreement which
                    -----------
by its terms contemplates performance after the Effective Time (including those set forth in Article III and Section 5.1(b)).
             -----------     --------------

          8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be sufficient if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address, for a party, as shall be specified by like notice):

          (a)  if to TW Parent or Holdco, to

               Time Warner Inc.
               75 Rockefeller Plaza
               New York, New York  10019
               Attention:     President

               with a copy similarly addressed
               to the attention of General Counsel

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019
               Attention:  Richard Hall, Esq.

          (b)  to LMC Parent, TCITP or LBI, to

               Liberty Media Corporation
               Terrace Towers II
               5619 DTC Parkway
               Englewood, Colorado  80111-3000
               Attention:     President

               with copies to:

               Stephen M. Brett, Esq.
               General Counsel
               Tele-Communications, Inc.
               Terrace Towers II
               5619 DTC Parkway
               Englewood, Colorado  80111-3000

               and

               Baker & Botts, L.L.P.
               599 Lexington Avenue
               New York, New York 10022
               Attention:     Elizabeth M. Markowski, Esq.

          8.3 DESCRIPTIVE HEADINGS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts and on separate counterparts, each of which shall be an original instrument and all of which together shall constitute one and the same agreement.

          8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Additional Agreements (including the documents referred to herein and therein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article
                                                                      -------
III of this Agreement, are not intended to confer upon any person other than the
- ---
parties hereto and thereto and, on and after the date of Spin-off, SpinCo, any rights or remedies.

          8.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts among Delaware corporations made and to be performed wholly in the State of Delaware, except to the extent the laws of the State of Colorado are mandatorily applicable.

          8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except as provided in Section 2.6.

          8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court (in addition to any other remedy to which they are entitled at law or in equity).
In addition, each of the parties hereto (a) hereby consents and submits itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

          8.9 WAIVERS. Except as provided in this Agreement or any waiver pursuant to Section 7.4, no action taken pursuant to this Agreement, including
            -----------
any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          IN WITNESS WHEREOF, TW Parent, Holdco, TCITP and LBI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                               TIME WARNER INC.

                               By    /s/ Peter R. Haje
                                 --------------------------
                                     Name: Peter R. Haje
                                     Title: Executive Vice President

                               TW INC.

                               By    /s/ Thomas W. McEnerney
                                 ------------------------------
                                     Name: Thomas W. McEnerney
                                     Title: Vice President


                               TCI TURNER PREFERRED, INC.

                               By    /s/ Robert R. Bennett
                                 -------------------------------
                                     Name: Robert R. Bennett
                                     Title: Executive Vice President

                               LIBERTY MEDIA CORPORATION

                               By    /s/ Robert R. Bennett
                                 ---------------------------------
                                     Name: Robert R. Bennett
                                     Title: Executive Vice President

                               LIBERTY BROADCASTING, INC.

                               By    /s/ Robert R. Bennett
                                 ----------------------------------
                                     Name: Robert R. Bennett
                                     Title:  Executive Vice President


Acknowledged and agreed by
TELE-COMMUNICATIONS, INC.
(for purposes of Section 3.1(a) only)

By       /s/ Stephen M. Brett
  -----------------------------------------------
     Name: Stephen M. Brett
     Title:   Executive Vice President

     The undersigned hereby agree to the amendment of the LMC Agreement as provided in Section 3.6, above.


TIME WARNER INC.                           TCI TURNER PREFERRED, INC.


By  /s/Peter R. Haje                       By  /s/Robert R. Bennett
  ---------------------------                ----------------------------
Name: Peter R. Haje                            Name: Robert R. Bennett
Title:   Executive Vice President              Title:   Executive Vice President


TW INC.                                    COMMUNICATION CAPITAL CORP.

By  /s/Thomas W. McEnerney                 By  /s/Robert R. Bennett
  ----------------------------               ---------------------------
Name: Thomas W. McEnerney                  Name: Robert R. Bennett
Title:  Vice President                     Title:   Executive Vice President


LIBERTY MEDIA CORPORATION                  UNITED CABLE TURNER INVESTMENT INC.


By   /s/Robert R. Bennett                  By  /s/Robert R. Bennett
  -----------------------------              ------------------------------
Name: Robert R. Bennett                    Name:  Robert R. Bennett
Title:   Executive Vice President          Title:    Executive Vice President


To the extent necessary to approve the amendment, only

TELE-COMMUNICATIONS, INC.


By       /s/Stephen M. Brett
  ------------------------------------------------
     Name: Stephen M. Brett
     Title:   Executive Vice President

To be executed on and as of the date of the Spin-off, as provided in
Section 2.6:

SOUTHERN SATELLITE SYSTEMS, INC.


By  /s/Robert R. Bennett
  -----------------------------------
     Name:   Robert R. Bennett
     Title:  Executive Vice President

                                Schedule 4.1(f)
                                ---------------
                                   Litigation
                                   ----------

Meredith Joyce v. Malone, C.A. No. 14592 (Del. Ch. filed Oct. 2, 1995).

Stanley Bernard v. Time-Warner, C.A. No. 14651 (Del. Ch. filed Oct. 30, 1995).

L.J. Parnes v. Time-Warner, C.A. No. 14660 (Del. Ch. filed Oct. 30, 1995).

Trust for Benefit of Paula Rand v. Levin, C.A. No. 14890 (Del. Ch. filed March 12, 1996).

Lewis v. Turner Broadcasting Systems, Inc., No. B-41500 (Ga. Super. Ct. Fulton County filed second amended complaint No. 1, 1995).

                                Schedule 4.2(b)
                                ---------------
                          Authority; Noncontravention
                          ---------------------------


None.

                                Schedule 4.2(c)
                                ---------------
                                   Litigation
                                   ----------


None.